Exhibit 10.21

Linens Holding
Grant Letter—Directors Option
(Updated 6/13/06)

LINENS HOLDING CO.
6 Brighton Road
Clifton, NJ 07015

                 , 200

[Name]
[Address]
[Address]

Re:
Grant of Stock Options

Dear [First Name]:

        We are pleased to inform you that you have been granted an option to purchase 5,000 shares of common stock of Linens Holding Co. (the "Company"). As further described below, the option is denominated as a "Director Option". The Director Option has not been granted under the Company's Stock Option Plan (the "Plan"), a copy of which is attached, and shall have no effect on the number of options that may be awarded under the Plan. However, in all other respects, the Director Option shall be treated as if it were awarded under the Plan, and shall be subject to the terms and conditions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.

  1.
  Director Option:    The key terms of the Director Option are as follows:

  (a)
  Number of Shares.

  (b)
  Exercise Price per Share.    $

  (c)
  Vesting.    The Director Option is fully vested and immediately exercisable.

  2.
  Termination of the Option:    Whether or not exercisable or scheduled to become exercisable, the Director Option will terminate as provided in Section 5 of the Plan; provided that Section 5(a) of the Plan shall not apply.

  3.
  No Repurchase Right.    Section 8(c) of the Plan shall not apply to any Shares you acquire upon exercise of the Director Option.

  4.
  Federal Taxes:    The Director Option granted to you is treated as a "nonqualified option" for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Director Option.

        We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

LINENS HOLDING CO.
By:
Name:
Title:
Agreed to and Accepted by:
Name: [Name]